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                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

        TO THE BOARD OF DIRECTORS OF FTM DELAWARE AND ITS SUBSIDIARIES:

        We hereby consent to the use in this Registration Statement on Form S-4 of FTM Media, Inc., a Delaware corporation, of our report dated March 31, 1999 relating to the financial statements of Interactive Radio Group, Inc., a Delaware corporation, and FTM Media, Inc., a Colorado corporation, at March 31, 1999, and for each of the three years in the period ended March 31, 1999, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


By:  /s/ Rotenberg & Company
     -------------------------
         Rotenberg & Company

Rochester, New York
October 4, 1999